[logo]
        February 2, 1998
SPARTAN(Registered trademark) INTERMEDIATE MUNICIPAL INCOME FUND
Dear Investor:
I am writing to you in connection with the proposal to merge Spartan Intermediate Municipal Income Fund (SPARTAN INTERMEDIATE) into Fidelity Limited Term Municipal Income Fund (FIDELITY LIMITED TERM). As a result of a printing error, some shareholders may have received Proxy Statements missing several pages. To ensure that all shareholders have the information needed to vote on the proposed merger, we are enclosing another Proxy Statement and proxy card.
To be certain that shareholders have the opportunity to review the materials, we plan to adjourn the Shareholder Meeting to be held on February 18, 1998 at 9:00 a.m. until March 9, 1998 at 9:00 a.m.
Your vote is very important, no matter how large or small your holdings may be. If you have not yet voted or if you would like to change your vote, please mail your signed proxy card in the enclosed postage-paid envelope. If you have any questions, please call a Fidelity Representative at 1-800-544-8888.
Sincerely,
Edward C. Johnson 3d
President
Fidelity Distributors Corporation, General Distribution Agent for Fidelity Mutual Funds
82 Devonshire Street, Boston, MA 02109
        ITP-LTR-0298